EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Fidelity National Title Group, Inc.:

We consent to the use of our reports dated March 13, 2006, with respect to the Consolidated and Combined Balance Sheets of Fidelity National Title Group, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related Consolidated and Combined Statements of Earnings, Comprehensive Earnings, Stockholders’ Equity and Cash Flows, and the related Consolidated and Combined Financial Statement Schedules, for each of the years in the three-year period ended December 31, 2005, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

July 25, 2006
Jacksonville, Florida
Certified Public Accountants